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                                                                    EXHIBIT 99.6

[LOGO OF eMACHINES(TM)]                                    For Immediate Release

           eMachines Retains CSFB to Explore Strategic Alternatives


IRVINE, Calif.--May 8, 2001--eMachines, Inc. (Nasdaq:EEEE) today announced that it has retained Credit Suisse First Boston Corporation (CSFB) as its financial advisor to assist the company in evaluating strategic alternatives, including a possible sale of the company.

"As a result of our continuing review of strategic alternatives following our recent restructuring, we believe this is an appropriate time for eMachines to explore opportunities to maximize shareholder value," said Wayne R. Inouye, President and CEO of eMachines, Inc. There can be no assurance that eMachines will proceed with any of the strategic alternatives considered or when any resulting transaction would occur.


About eMachines, Inc.

eMachines, Inc. (NASDAQ:EEEE) is a leading provider of low-cost, high-value personal computers. Founded in September 1998, eMachines began selling its low-cost `eTower(TM)' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and presently holds this number three market share position. Since inception, eMachines has shipped more than 3.7 million PCs through leading national and international retailers, catalog and online merchandisers. eMachines' Web site is located at http://www.e4me.com.
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This press release contains forward-looking statements relating to future events and results that are based on eMachines, Inc.'s current expectations. These statements relate to the outlook and prospects for eMachines and the markets in which it operates. These statements involve risks and uncertainties including, without limitation, eMachines' ability to identify desirable strategic alternatives, as well as its ability to execute such alternatives or the transactions associated with such alternatives. Consequently, actual events and results in future periods may differ materially from those currently expected. Additional information regarding the factors that may affect eMachines' future performance is included in the public reports that eMachines files with the Securities and Exchange Commission.

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Press/Investor Contact:
Pattie Adams, eMachines, Inc.
408/945-1364
padams@emachinesinc.com; http://www.e4me.com
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